  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 1998

                                                REGISTRATION NO. 333-56659
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                                   GEOCITIES
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------
         DELAWARE                    7310                    95-4515867
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF      INDUSTRIAL CLASSIFICATION     IDENTIFICATION NO.)
     INCORPORATION OR            CODE NUMBER)
      ORGANIZATION)

                                ---------------
                          1918 MAIN STREET, SUITE 300
                        SANTA MONICA, CALIFORNIA 90405
                                (310) 664-6500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------
                               STEPHEN L. HANSEN
              CHIEF OPERATING OFFICER AND CHIEF FINANCIAL OFFICER
                                   GEOCITIES
                          1918 MAIN STREET, SUITE 300
                        SANTA MONICA, CALIFORNIA 90405
                                (310) 664-6500
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------
                                  COPIES TO:
         RICHARD A. FINK, ESQ.               DONALD M. KELLER, JR., ESQ.
        GREG T. WILLIAMS, ESQ.                  JEFFREY Y. SUTO, ESQ.
         NEEL A. GROVER, ESQ.                   DAVID R. YOUNG, ESQ.
    BROBECK, PHLEGER & HARRISON LLP             DAVID T. SOBOTA, ESQ.
          38 TECHNOLOGY DRIVE                     VENTURE LAW GROUP
       IRVINE, CALIFORNIA 92618              A PROFESSIONAL CORPORATION
            (949) 790-6300                       2775 SAND HILL ROAD
                                            MENLO PARK, CALIFORNIA 94025
                                                   (650) 854-4488

                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                                ---------------
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
===============================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the Securities and Exchange Commission and NASD fees. All of the expenses below will be paid by the Company.

      ITEM
      ----
      Registration fee................................................. $21,373
      NASD filing fee..................................................   7,745
      Nasdaq National Market listing fee...............................       *
      Blue sky fees and expenses.......................................       *
      Printing and engraving expenses..................................       *
      Legal fees and expenses..........................................       *
      Accounting fees and expenses.....................................       *
      Transfer Agent and Registrar fees................................       *
      Miscellaneous....................................................       *
                                                                        -------
          Total........................................................ $     *
                                                                        =======

     --------
     * To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company's Certificate of Incorporation (the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), the Company's directors shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Company. Under the DGCL, the directors have a fiduciary duty to the Company which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Company, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Company has obtained liability insurance for its officers and directors.

  Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Company shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

  The Company, with the approval of the Board of Directors, intends to obtain directors' and officers' liability insurance prior to the effectiveness of this offering.

  There is no pending litigation or proceeding involving any director, officer, employee or agent of the Company in which indemnification will be required or permitted. Moreover, the Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. The Company believes that the foregoing indemnification provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

  The Underwriting Agreement (the form of which is filed as Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the Company and its officers and directors, and by the Company of the Underwriters, for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  The following is a summary of transactions by the Company since January 1, 1995 involving sales of the Company's securities that were not registered under the Securities Act:

    (1) In January 1995, the Company issued and sold an aggregate of 3,679,650 shares of Common Stock to David C. Bohnett at a price per share of $0.0134.

    (2) In December 1995, the Company issued for services rendered an aggregate of 39,000 shares of Common Stock to certain individuals at a price per share of $0.214.

    (3) In January 1996, the Company issued and sold an aggregate of 2,331,000 shares of Series A Preferred Stock to CMG@Ventures at a price per share of $0.429. Each share of Series A Preferred Stock will convert into one share of Common Stock upon consummation of the offering.

    (4) In December 1995, the Company issued 900,000 shares of Series C Preferred Stock in consideration for $0.8567 per share in the form of the cancellation of shares of Common Stock and a note payable. Each share of Series C Preferred Stock will convert into one share of Common Stock upon consummation of the offering.

    (5) In July 1996, the Company issued and sold an aggregate of 2,175,000 shares of Series B Preferred Stock to CMG@Ventures at a price per share of $0.5057. Each share of Series B Preferred Stock will convert into one share of Common Stock upon consummation of the offering.

    (6) In January 1997, the Company issued a warrant to purchase 48,729 shares of Series D Preferred Stock at a price per share of $1.18 to Cupertino Bank, of which 42,919 shares of Series D Preferred Stock were subsequently issued. Each share of Series D Preferred Stock will convert into one share of Common Stock upon consummation of the offering.

    (7) In January 1997 and February 1997, the Company issued and sold an aggregate of 7,627,119 shares of Series D Preferred Stock to CMG@Ventures, SOFTBANK Holdings Inc., Chase Venture Capital Associates, L.P., the Flatiron Fund LLC, InnoCal, L.P. and Intel Corporation at a price per share of $1.18. Each share of Series D Preferred Stock will convert into one share of Common Stock upon consummation of the offering.

    (8) In September 1997, the Company issued a warrant to purchase 15,228 shares of Common Stock at a price per share of $6.57 (subsequently adjusted to $6.17) to Comerica Bank-California.

    (9) In October 1997, the Company issued and sold an aggregate of 1,071,423 shares of Series E Preferred Stock to CMG@Ventures II, LLC, SOFTBANK Holdings Inc., Chase Venture Capital Associates, L.P., the Flatiron Fund LLC, InnoCal, L.P. and Intel Corporation at a price per share of $4.67. Each share of Series E Preferred Stock will convert into one share of Common Stock upon consummation of the offering.

    (10) In December 1997, the Company issued and sold an aggregate of 610,702 shares of Series E Preferred Stock to SOFTBANK Holdings Inc. at a price per share of $9.90. Each share of Series E Preferred Stock will convert into one share of Common Stock upon consummation of the offering.

    (11) Effective December 1997, the Company sold an aggregate of 1,914,432 shares of Series F Preferred Stock to Yahoo! Inc. and SOFTBANK Holdings Inc. at a price per share of $9.90. Each share of Series F Preferred Stock will convert into one share of Common Stock upon consummation of the offering.

    (12) Since January 1, 1995, the Company has issued incentive stock options and nonqualified stock options to purchase Common Stock under individual stock option agreements, the Predecessor Plan and its 1998 Incentive Plan to eligible officers, directors, consultants and employees of the Company as described in the Prospectus. During the period referred to above, the Company issued 620,437 shares of Common Stock pursuant to the exercise of options, including options under each Plan.

    (13) In connection with the reincorporation of the Company from California to Delaware in June 1998, the Company intends to issue
  shares of its Common Stock and      ,      ,      ,      ,      , and
  shares of its Series A, B, C, D, E and F Preferred Stock, respectively, in exchange for the issued and outstanding capital stock of its predecessor corporation. In addition, in connection with such reincorporation, all options and warrants to purchase shares of Common Stock of the Company's California predecessor will be converted into options or warrants to purchase shares of Common Stock of the Company.

  None of the foregoing transactions involved any public offering, and the Company believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701, or with respect to paragraph (13) above, in reliance on Rule 145(a)(2) under the Securities Act. The recipients in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS

  The following Exhibits are attached hereto and incorporated herein by reference:

    1.1  Form of Underwriting Agreement.*
    3.1  Certificate of Incorporation.*
    3.2  Amended and Restated Certificate of Incorporation of the Company.*
    3.3 Amended and Restated Certificate of Incorporation of the Company to be adopted as of the consummation of the offering.*
    3.4  Bylaws of the Company.*
    3.5  Amended and Restated Bylaws of the Company.*
    4.1 Specimen certificate representing shares of Common Stock of the Company.*
    4.2  Warrant to purchase Common Stock of the Company dated September 22,
         1997.*
    5.1  Opinion of Brobeck, Phleger & Harrison LLP.*
   10.1 Employment Agreement dated January 1, 1996, as amended, by and between the Company and David C. Bohnett.*
   10.2 Employment Agreement dated as of November 3, 1997, between the Company and Stephen L. Hansen.*
   10.3 Employment Offer Letter dated as of April 9, 1998, between the Company and Thomas R. Evans.*
   10.4 Employment Offer letter dated as of September 5, 1997, between the Company and Michael G. Barrett.*
   10.5  Advertising Agreement dated November 5, 1997, between the Company and
         Amazon.com.+
   10.6  Advertising Agreement dated January 5, 1998, between the Company and
         CDnow.+
   10.7  Advertising Agreement dated December 15, 1997, between the Company and
         Egghead, Inc.+
   10.8  Advertising Agreement dated February 13, 1998, between the Company and
         First Credit Card Services USA L.L.C.+
   10.9 Codistribution Agreement effective as of December 31, 1997, between the Company and Yahoo! Inc.+
   10.10 Master Services Agreement dated November 7, 1997, between the Company and Exodus Communications, Inc.+
   10.11 Joint Venture Agreement dated as of November 6, 1997, by and between the Company and SOFTBANK Corporation.+
   10.12 Third Amended and Restated Rights Agreement dated December 31, 1997, among the Company and certain of its stockholders, as amended.*
   10.13 Form of Indemnification Agreement for Officers and Directors of the
         Company.*
   10.14 1997 Stock Incentive Plan, together with Form of Stock Option
         Agreement (and related Notice of Grant of Option) and Stock Purchase
         Agreement.*
   10.15 1998 Stock Option Plan, together with Form of Stock Option Agreement
         (and related Notice of Grant of Option) and Stock Purchase Agreement.*
   10.16 1998 Employee Stock Purchase Plan.*
   10.17 Stock Option Agreement dated January 13, 1997 by and between the
         Company and CMG@Ventures.*
   10.18 Form of non-plan Stock Option Agreement.*
   10.19 Revolving Credit Loan & Security Agreement dated August 6, 1997, as modified.*
   10.20 License Agreement with GeoCities Japan dated November 6, 1997.*
   10.21 Promissory Note dated April 9, 1998.*
   10.22 Preferred Stock Purchase Agreement dated as of January 10, 1997.*
   10.23 Preferred Stock Purchase Agreement dated as of October 6, 1997.*
   10.24 Stock Purchase Agreement dated as of December 31, 1997.*
   10.25 Standard Office lease dated May 13, 1996 by and between the Company and Maury Herman, as trustee of the Maury Herman Family Trust #1.*

   11.1  Statement Regarding Computation of Earnings per Share.*
   16.1  Letter from Arthur Andersen LLP dated June 5, 1998.**
   23.1  Consent of Coopers & Lybrand L.L.P., Independent Accountants.*
   23.2  Consent of Brobeck, Phleger & Harrison LLP (contained in Exhibit 5.1).*
   24.1  Power of Attorney (contained on signature page on page II-6).**
   27.1  Financial Data Schedule.

--------
* To be filed by amendment.

** Previously filed.

+ Confidential treatment is being sought with respect to certain portions of this agreement. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

  (B) FINANCIAL STATEMENT SCHEDULES

    All such Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Company hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on the 30th day of June, 1998.

                                          GeoCities

                                                 /s/ Stephen L. Hansen
                                          By: _________________________________
                                             STEPHEN L. HANSEN CHIEF OPERATING
                                                OFFICER AND CHIEF FINANCIAL
                                                          OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT ON FORM S-1 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

              SIGNATURE                        TITLE                 DATE

                                       Chairman of the
               *                       Board and Secretary     June 30, 1998
-------------------------------------
          DAVID C. BOHNETT

                                       Chief Executive
               *                       Officer, President      June 30, 1998
-------------------------------------   and Director
           THOMAS R. EVANS              (principal
                                        executive officer)

      /s/ Stephen L. Hansen            Chief Operating
-------------------------------------   Officer and Chief       June 30, 1998
          STEPHEN L. HANSEN             Financial Officer
                                        (principal
                                        financial and
                                        accounting officer)

                                       Director
               *                                                June 30, 1998
-------------------------------------
          JERRY D. COLONNA

                                       Director
               *                                                June 30, 1998
-------------------------------------
           ERIC C. HIPPEAU

                                       Director
               *                                                June 30, 1998
-------------------------------------
          HARRY D. LAMBERT

                                       Director
               *                                                June 30, 1998
-------------------------------------
           PETER H. MILLS

                                       Director
               *                                                June 30, 1998
-------------------------------------
         DAVID S. WETHERELL

   /s/ Stephen L. Hansen

*By: _____________________

    Stephen L. Hansen

    (Attorney-in-fact)

                                 EXHIBIT INDEX

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                    DOCUMENT DESCRIPTION                        PAGE
 -------                   --------------------                    ------------
  1.1    Form of Underwriting Agreement.*
  3.1    Certificate of Incorporation.*
  3.2    Amended and Restated Certificate of Incorporation of
         the Company.*
  3.3    Amended and Restated Certificate of Incorporation of
         the Company to be adopted as of the consummation of the
         offering.*
  3.4    Bylaws of the Company.*
  3.5    Amended and Restated Bylaws of the Company.*
  4.1    Specimen certificate representing shares of Common
         Stock of the Company.*
  4.2    Warrant to purchase Common Stock of the Company dated
         September 22, 1997.*
  5.1    Opinion of Brobeck, Phleger & Harrison LLP.*
 10.1    Employment Agreement dated January 1, 1996, as amended,
         by and between the Company and David C. Bohnett.*
 10.2    Employment Agreement dated as of November 3, 1997,
         between the Company and Stephen L. Hansen.*
 10.3    Employment Offer Letter dated as of April 9, 1998,
         between the Company and Thomas R. Evans.*
 10.4    Employment Offer letter dated as of September 5, 1997,
         between the Company and Michael G. Barrett.*
 10.5    Advertising Agreement dated November 5, 1997, between
         the Company and Amazon.com.+
 10.6    Advertising Agreement dated January 5, 1998, between
         the Company and CDnow.+
 10.7    Advertising Agreement dated December 15, 1997, between
         the Company and Egghead, Inc.+
 10.8    Advertising Agreement dated February 13, 1998, between
         the Company and First Credit Card Services USA L.L.C.+
 10.9    Codistribution Agreement effective as of December 31,
         1997, between the Company and Yahoo! Inc.+
 10.10   Master Services Agreement dated November 7, 1997,
         between the Company and Exodus Communications, Inc.+
 10.11   Joint Venture Agreement dated as of November 6, 1997,
         by and between the Company and SOFTBANK Corporation.+
 10.12   Third Amended and Restated Rights Agreement dated
         December 31, 1997, among the Company and certain of its
         stockholders, as amended.*
 10.13   Form of Indemnification Agreement for Officers and
         Directors of the Company.*
 10.14   1997 Stock Incentive Plan, together with Form of Stock
         Option Agreement (and related Notice of Grant of
         Option) and Stock Purchase Agreement.*
 10.15   1998 Stock Option Plan, together with Form of Stock
         Option Agreement (and related Notice of Grant of
         Option) and Stock Purchase Agreement.*
 10.16   1998 Employee Stock Purchase Plan.*
 10.17   Stock Option Agreement dated January 13, 1997 by and
         between the Company and CMG@Ventures.*
 10.18   Form of non-plan Stock Option Agreement.*
 10.19   Revolving Credit Loan & Security Agreement dated August
         6, 1997, as modified.*
 10.20   License Agreement with GeoCities Japan dated November
         6, 1997.*

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                    DOCUMENT DESCRIPTION                        PAGE
 -------                   --------------------                    ------------
 10.21   Promissory Note dated April 9, 1998.*
 10.22   Preferred Stock Purchase Agreement dated as of January
         10, 1997.*
 10.23   Preferred Stock Purchase Agreement dated as of October
         6, 1997.*
 10.24   Stock Purchase Agreement dated as of December 31,
         1997.*
 10.25   Standard Office lease dated May 13, 1996 by and between
         the Company and Maury Herman, as trustee of the Maury
         Herman Family Trust #1.*
 11.1    Statement Regarding Computation of Earnings per Share.*
 16.1    Letter from Arthur Andersen LLP dated June 5, 1998.**
 23.1    Consent of Coopers & Lybrand L.L.P., Independent
         Accountants.*
 23.2    Consent of Brobeck, Phleger & Harrison LLP (contained
         in Exhibit 5.1).*
 24.1    Power of Attorney (contained on signature page on page
         II-6).**
 27.1    Financial Data Schedule.

--------
*To be filed by amendment.

** Previously filed.

+ Confidential treatment is being sought with respect to certain portions of this agreement. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.